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                                                    Exhibit 3.5

                          ARTICLES OF INCORPORATION
                                    OF
                             PENHALL COMPANY

                                    I

     The name of this corporation is Penhall Company.

                                    II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   III

     The name and address in the State of California of this corporation's initial agent for service of process is:

                        Charles D. Steichen
                        Vice President and Secretary
                        c/o Penhall International, Inc.
                        1801 Penhall Way
                        Anaheim, CA  92801

                                    IV

     The corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total number of such shares that this corporation is authorized to issue is 1,000,000.

                                     V

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                    VI

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) whether by bylaw, agreement, vote of shareholders or disinterested

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directors, or otherwise, in excess of the indemnification expressly permitted by Section 317 of the Corporations Code for breach of duty to the corporation and its shareholders, subject only to the applicable limits on such indemnification set forth in Section 204(a)(11) of the Corporations Code.

DATED:   April 20, 1989                        /s/ Michael Futch
                                               --------------------------------
                                               Michael Futch, Esq., Incorporator

     I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

                                               /s/ Michael Futch
                                               -------------------------------
                                               Michael Futch, Esq., Incorporator

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